Exhibit 10.2
TELADOC HEALTH, INC.
April 11, 2024

Jason Gorevic
Via e-mail

Re:     Release and Separation Agreement

Dear Jason:

Your last day of employment with Teladoc Health, Inc. (the “Company”) was April 5, 2024 (“Separation Date”). In order to receive the separation benefits provided in Section 5(b)(i) of the Amended and Restated Executive Employment Agreement between you and the Company, dated as of June 16, 2015 (as amended October 29, 2019, the “Employment Agreement”) which are set forth in Exhibit A to this Release Agreement (“Separation Benefits”), less all required withholdings and deductions, as provided under the Employment Agreement, you must sign this Release Agreement (this “Release”).

You hereby confirm your resignation from the Board of Directors of the Company (the “Board”), as required by the Employment Agreement and effective immediately. In addition, you have resigned from any other directorships, offices or other positions that you may hold in the Company or any of its affiliates. In addition, following the Separation Date, you agree to no longer represent yourself as an employee, officer, associate, agent, or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise bind the Company in any way.

Your participation in any Company-sponsored health, dental and/or vision insurance benefit plans will terminate on April 30, 2024. Thereafter, you will be eligible to continue your health, dental and vision care coverages and/or Flexible Spending Accounts pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for an 18-month period (or such shorter period as may be applicable under the relevant provisions of COBRA), or you may choose to purchase insurance on the public exchange or elsewhere. Except as provided herein, all other benefits will end as of the Separation Date.

Regardless of whether you sign this Release, you will receive your final paycheck, which will include payment of your wages through the Separation Date, and the Company will pay you all unreimbursed business expenses you have incurred through the Separation Date that the Company would reimburse in the ordinary course, provided you submit them in accordance with Company policy and no later than three weeks after your Separation Date, or in accordance with relevant law. You shall retain any vested benefits under the Company’s ERISA-covered employee benefit plans. You shall also be covered under any applicable indemnification agreement and directors’ and officers’ liability insurance for any actions or inactions through the Separation Date.

1.    No Other Compensation or Benefits. Except for the Separation Benefits set forth in this Release, you agree you are not entitled to any other or further compensation, remuneration, benefits, severance, reimbursement, or payments from the Company. You acknowledge and agree you have been paid any bonuses and/or any other awards you have earned under the terms of the plan or agreement where the amounts were payable to you prior to your Separation Date. You acknowledge and agree that no other compensation, bonuses or awards are payable to you. And therefore, you acknowledge and agree you have been paid for all time worked and are owed no further wages and/or compensation of any kind.

2.    Release & Covenant Not To Sue. In exchange for the Separation Benefits, you (on behalf of yourself, your heirs, your executors, and your assigns and all persons who might have claims deriving from your own) unconditionally, and to the maximum extent permitted by law, waive and release any and all lawsuits, debts, obligations, demands, judgments, damages, or causes of action that may lawfully be released by private agreement (referred to in this Release as “claims”) you have or might have against the Company and any of its predecessors, parents, subsidiaries, divisions, affiliates, and related entities, including Teladoc Health, Inc. or any of their past and present owners, officers, directors, shareholders, members, managing members, agents, attorneys, employees, and successors (with regard to individuals, the definition includes in their individual capacity and corporate capacity other than with regard to owners, shareholders, agents and attorneys whom shall only be released from claims in their capacities as such), firms, or entities (“Released Parties”). These claims include, but are not limited to, all claims, whether known or unknown, arising up to and including the date you sign this Release, whether under contract, tort, statute, equity, or common law, including any and all foreign, federal, state, and/or local constitutional, statutory, regulatory, or common law. Released claims include, but are not limited to (i) claims covered by the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family and Medical Leave Act (“FMLA”), the Employee Income Retirement and Security Act (“ERISA”) (with respect to unvested benefits), the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Genetic Information Nondiscrimination Act of 2008, the New York State and City Human Rights Laws, the New York Executive Law, the New York Labor Laws, the New York State Correction Law, the New York State Civil Rights Law, the New York Workers’ Compensation Law, the New York City Administrative Code and the New York State Worker Adjustment and Retraining Notification Act, all as amended and including all of their respective implementing regulations; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements. Damages released and waived include back pay, future pay, lost benefits, any and all wages, compensatory damages, emotional distress, physical injury damages, pain and suffering, liquidated damages, punitive damages, exemplary damages, attorney’s fees, costs, civil fines, penalties and interest. This is a general release. You expressly acknowledge that this general release includes, but is not limited to, any and all claims arising out of or related to your employment with and separation from the Company, whether or not they are known to you at the time you sign this Release.

By signing this Release, you expressly acknowledge and represent that (a) you have suffered no injuries or occupational diseases arising out of or in connection with your employment by the Company; (b) you have received all wages to which you were entitled as an employee of the Company; (c) you received all leave to which you were entitled under the FMLA; and (d) you are not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act, or any applicable state leave or wage payment law.

You expressly agree that this Release forever precludes you from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released herein, except as stated below. You further agree that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by you, your descendants, dependents, heirs, executors, administrators or permitted assigns. You specifically waive any right to become, and promise not to become, a member of any class in which a claim against the Released Parties is made involving any events leading up to the date you sign this Release, except where such waiver is prohibited by law. You represent that you have not filed or otherwise initiated any lawsuit, charge, claim, or demand against any of the Released Parties. You further agree that should you or any person, organization, or other entity bring or file, or cause or permit to be brought or filed, any civil action, suit, or administrative or legal proceeding involving any matter occurring at any time prior to the date you sign this Release, you will not accept any personal, equitable, or monetary relief in such civil action, suit, or administrative or legal proceeding, except where such waiver is prohibited by law. You agree that the Separation Benefits fully satisfy any individual relief to which you are entitled as a result of your employment with and separation from the Company.

This Release expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that you will be permitted to participate in any legal proceedings under the False Claims Act. But, you specifically waive any rights you may have to receive any monetary award from such proceedings.

3.    Reservation of Your Rights. You understand your release of claims herein does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims under this Release or claims or rights that may arise after the date that you sign this Release, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Release, (v) claims relating to vesting of equity awards in accordance with this Release, (vi) claims for indemnification or for coverage under directors’ and officers’ liability insurance policies and (vii) any claims that controlling law clearly states may not be released by private agreement.

Moreover, nothing contained in this Release, including the Release & Covenant Not to Sue, and Confidentiality provisions, is intended to or will preclude you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by a government agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board. However, by signing this Release, you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. In addition, nothing in this Release, including the Release & Covenant Not to Sue and Confidentiality provisions prohibits you from testifying truthfully in any legal process between you and the Company or any of its affiliates.

In addition, nothing prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that you remain subject to the obligation to keep confidential the amount paid in settlement of any claim.

Nothing in this Release waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, including but not limited to when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4.    Conditions Precedent. As required by Section 5(b)(iv) of the Employment Agreement, the following are conditions precedent to your receipt of the Separation Benefits:

(a)    Confidentiality. You understand and agree that you remain subject to the covenants set forth in Section 7(a) of the Employment Agreement and your Employee Confidentiality Agreement.

(b)    Noncompetition and Nonsolicitation and Other Restrictive Covenants. You acknowledge and agree that the restrictive covenants set forth in the Employment Agreement, including, without limitation, the restrictive covenants set forth in Section 7(c) of the Employment Agreement (Non-Solicitation and Non-Competition) shall remain in full force and effect pursuant to the applicable terms of such provisions following the Separation Date; provided that in addition to the exceptions set forth in Section 7(c) of the Employment Agreement, you may engage in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise) or participate in the financing, operation, management or control of any “Competing Entity” (as therein defined) so long as the businesses of the Competing Entity that compete with the products and services of the Company which report to you, or in which you engage or participate in any material respect, are limited to products and services which (individually or in the aggregate) make up no more than 5% of the Company’s annual revenues as of the date hereof.

(c)    Non-Disparagement. You and the Company acknowledge and agree that the non-disparagement provision set forth in Section 8 of your Employment Agreement shall remain in full force and effect pursuant to the applicable terms of such provision following the Separation Date. This provision shall not preclude either party from (i) providing truthful testimony in response to legal process and (ii) correcting false or misleading statements made about you by the Company or any of its officers or directors on one hand, or correcting false or misleading statements made by you about the Company or any of its subsidiaries and their respective directors, officers and executives on the other.

(d)    Acknowledgment. You agree that the foregoing commitments are a material part of this Release, that the Separation Benefits would not be made to you without you making those commitments, that those payments constitute full, fair, and independent consideration for those commitments and that receipt of the Separation Benefits are contingent on your continued compliance with such commitments.

5.    Return of Company Property. Whether you enter into this Release or not, within ten (10) business days of your Separation Date, you must return to the Company all of the Company’s property in your possession (other than de minimis items) including, but not limited to: computers; PDAs; cellular phones; credit cards; files, notes, books, binders, manuals, and other printed material; computer disks and software; and all other tangible and intangible property belonging to the Company and obtained by you in connection with your employment with the Company, including all copies of such property, in any form, electronic or otherwise. You agree to provide the Company with any password(s) you installed and/or used on any Company computer or other Company property. You understand that the Company, in its sole discretion, may choose to delay any payments due to you under this Release unless and until you comply with this paragraph, but such delay shall not relieve you of your other obligations under this Release or your release of claims. Notwithstanding the foregoing, you may retain your contacts, calendars and personal correspondence and any information reasonably needed for your personal tax return preparation, and you may retain your laptop computer and related equipment and your iPad; provided, that you shall permit the Company a reasonable opportunity to remove any confidential information of the Company from such electronics.

6.    Company Representation. Subject to your resignation from the Board, the Company represents and warrants that it, to the knowledge of its chief legal officer and members of the Board (other than you), is not aware of any claims (whether asserted or unasserted) that it has against you as of the date of this Agreement.

7.    Attorney and Advisor Fees. The Company shall reimburse you for (or pay directly), your reasonable attorneys’ and advisors’ fees and costs incurred in connection with the negotiation of this Agreement and your pending employment termination, up to a cap of $50,000.

8.    Miscellaneous

(a)    Partial Invalidity. Should any portion, word, clause, phrase, sentence, or paragraph of this Release be declared void or unenforceable, other than the Release & Covenant Not To Sue, such portion will be considered independent and severable from the remainder, the validity of which will remain unaffected.

(b)    Construction. This Release will not be construed in favor of one Party or against the other.

(c)    Compliance with Terms. The failure to insist upon compliance with any provision contained in this Release will not be deemed a waiver of that provision or condition. If on one or more occasions a party waives or relinquishes a right or power it has in this Release, that shall not be deemed a waiver or relinquishment of any right or power at any other time or times.

(d)    Remedy. Failure to abide by the terms of this Release will constitute a breach of this Release and will entitle the Company to cease any and all severance payments and, where appropriate, to immediate injunctive relief to enjoin further breaches of those paragraphs, consequential damages, and reimbursement of all previously paid severance payments (with the exception of one dollar ($1.00)), fees and costs actually incurred in bringing such legal action; provided, that the Company shall provide you with written notice of any such failure to abide and not less than 30 days to cure, if curable. However, you shall remain subject to your obligations under this Release, including your release of claims. This paragraph shall not limit any of your reserved rights under this Release nor impose any remedy for your doing so.

(e)    Section 409A. This Release is intended to be interpreted and applied so that the payment of the Separation Benefits and any other benefits are exempt from, or comply with, the requirements of Internal Revenue Code Section 409A (“Section 409A”) under the short-term deferral and separation pay exemptions set forth in Treasury Regulation Sections 1.409A-1(b)(4) and (9), and shall be interpreted consistently with such provisions. The Company and its respective officers, directors, employees, or agents, however, make no guarantee that the terms of this Release are exempt from, the provisions of Section 409A, and you agree that none of them will have any liability if the payments provided for under this Release are subject to, but not in compliance with, the requirements of Internal Revenue Code Section 409A. Section 5(b)(v) of the Employment Agreement is incorporated herein by reference. For purposes of Section 409A, your right to receive any installment payments pursuant to this Release shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release specifies a payment period with reference to a number of days and such period spans two of your taxable years, the actual date of payment within the specified period shall be in the second of the two taxable years to the extent required by Section 409A.

9.    OWBPA. Pursuant to the OWBPA, you acknowledge and understand that:

(a)    You are waiving claims for age discrimination under the ADEA in exchange for the payments described above;

(b)    Under this Release, you will receive consideration beyond that to which you would be entitled without signing this Release;

(c)    You have been advised in writing and are hereby advised through this Release of the right to consult with an attorney before signing this Release;

(d)    You have been given a period of at least 21 days (from the original date you were given this Release) within which to review and consider this Release before signing it; and

(e)    You may revoke this Release by providing written notice to the Company within seven days after you sign it, and this Release shall not become effective and enforceable until such seven-day period has expired. Any notice of revocation of this Release shall not be effective unless given in writing and received by Company within the seven day revocation period via e-mail as follows:

Adam Vandervoort
Chief Legal Officer
[______________]

10.    Voluntary & Entire Agreement. Your signature below will indicate that you are entering into this Release freely and with a full understanding of its terms and not in reliance upon any representations other than those explicitly set forth in this Release. No changes to this Release will be valid unless in writing and signed by both you and the Company. With the exception of any fiduciary duties you may have to the Company, your obligation not to misappropriate trade secrets, and your obligations under any other restrictive covenants (including covenants not to compete, not to solicit Company employees, and not to solicit Company clients, customers, or business relationships) or confidentiality agreements you may have with the Company that survive termination, this Release constitutes the entire understanding and agreement of the parties related to the matters discussed in this Release and supersedes any agreement or plan that provides for severance benefits of any kind. This Release is in addition to any arbitration, confidentiality and/or lawful restrictive covenant agreements into which you may have entered during your employment with the Company, and your obligations under any such agreements which shall remain in full force and effect. This Release shall be interpreted and enforced in accordance with the laws of the State of New York.

*    *    *

If you are willing to enter into this Release with its terms becoming effective on the seventh day following the date signed below, please signify your acceptance in the space indicated below and return to me within 21 days of receiving this Release.

Sincerely,

/s/ Adam Vandervoort________

Adam Vandervoort
Chief Legal Officer

I, JASON GOREVIC, HAVE READ AND UNDERSTAND THIS RELEASE, AND I ACCEPT AND AGREE TO ALL OF ITS TERMS AND CONDITIONS. I ENTER INTO THIS RELEASE VOLUNTARILY, WITH FULL KNOWLEDGE THAT IT WILL BECOME EFFECTIVE FOLLOWING MY SIGNATURE AND THE TERMS OUTLINED IN THIS RELEASE.

/s/ Jason Gorevic            4/11/2024
Signature         Date

(Signature Pages to Separation and Release of Claims Agreement)

Exhibit A
Exhibit A
Separation Benefits

1.    Salary Continuation. The Company will provide you separation pay in the form of continuation of your base salary in effect immediately prior to the Separation Date (which base salary is $800,000) for a period of 18 months following the Separation Date, to be paid periodically in accordance with the Company’s normal payroll practices, commencing no later than 45 calendar days following the date this Release becomes irrevocable under its terms (as set forth herein). The total amount of such payments will be $1,200,000.

2.    2024 Pro-Rated Annual Bonus. The Company will pay you a cash amount equal to the pro rata portion of your Bonus you would have earned for 2024, which Bonus shall be determined based on Company financial performance results against the Company financial performance objectives for 2024, payable in a lump sum at the same time bonuses are paid to Company senior executives generally (but in no event later than March 15, 2025).

3.    Equity Grants. All unvested equity or equity-based awards granted to you under any equity compensation plans of the Company that were scheduled to vest within 12 months after the Separation Date will immediately become vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent such performance conditions are satisfied during that 12-month period (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by the Company’s other senior executives in the context of a Change of Control or other corporate transaction). You acknowledge and agree that the list of your outstanding equity grants that are eligible for vesting following the Separation Date (subject to performance conditions if applicable) is set forth on Schedule I. Except as provided in this paragraph, all unvested equity grants will be forfeited as of the Separation Date. Notwithstanding anything herein to the contrary, all equity grants (whether currently vested or that will become vested as outlined in this paragraph) shall be governed by the relevant terms of the award agreements and the equity incentive plan or plans under which such grants were issued, except as necessary to take into account modifications made by this paragraph.

4.    Life Insurance. The Company will continue your group life insurance coverage (provided that you will reimburse the Company for any incremental cost of continuing such group life insurance coverage) in effect on the Separation Date for a period of 18 months following the Separation Date.

5.    COBRA Payments. If you timely elect continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, the Company will directly pay, or reimburse you for, the COBRA premiums for you and your covered dependents under such plans during the period commencing on the Separation Date and ending upon the earliest of (A) 18 months following the Separation Date, (B) the date you and/or your covered dependents become no longer eligible for COBRA and (C) the date you become eligible to receive such coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility) (such period, the “COBRA Period”). Notwithstanding the foregoing, if the Company determines that it cannot provide you the foregoing benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall, in lieu of the foregoing, during the COBRA Period, provide you with a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your covered

Exhibit A
dependents’ group health coverage in effect on the Separation Date, which amount shall be based on the premium for the first month of COBRA coverage.

6.    Stock Options. In addition, the Company shall provide that outstanding options set forth on Schedule II shall have their exercise periods extended until April 5, 2025; provided, that the foregoing shall not prevent the Company from terminating or cancelling such options in connection with a Change in Control pursuant to the terms of the equity plan and award agreement applicable to such options.

Schedule I
Schedule I
Equity Awards Eligible for Vesting Within One Year Following the Separation Date

Equity Grant	Grant Date	Vesting Schedule	Number of Shares Eligible for Vesting in 12 months	Vesting and Settlement Date
2022 RSUs	03/01/2022	Vesting quarterly through March 2025	22,460	Promptly Following Separation Date
2022 PSUs (3-year AEBITDA)*	03/01/2022	Vesting in March 2025 (subject to 3-year performance)	26,951 (at target; actual between 0% and 200% of target, depending on performance)	After performance is determined (March 2025)
2023 RSUs	03/03/2023	Vested 1/3 in March 2024, then quarterly through March 2026	62,004	Promptly Following Separation Date
2023 PSUs (2023 AEBITDA)	03/03/2023	Vesting 1/3 in March 2024 (based on 2023 performance), then quarterly through March 2026	21,128	Promptly Following Separation Date
2023 PSUs (2024 Revenue)*	03/03/2023	Vesting 2/3 in March 2025 (subject to 2024 performance), then quarterly through March 2026	49,603 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)
2024 RSUs	03/19/2024	Vesting 1/3 in March 2025, then quarterly through March 2027	65,909	Promptly Following Separation Date
2024 PSUs (2024 AEBITDA)*	03/19/2024	Vesting 1/3 in March 2025 (subject to 2024 performance), then quarterly through March 2027	26,363 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)
2024 PSUs (2024 FCF)*	03/19/2024	Vesting 1/3 in March 2025 (subject to 2024 performance), then quarterly through March 2027	6,591 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)

*Vesting and determination of amount of shares that would have vested within 12 months remains subject to achievement of Company performance targets through the end of 2024.

Schedule II
Schedule II
Vested Stock Options Eligible for Extended Exercise Period

Shares subject to Stock Option	Exercise Price
400,116	$22.30